Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES OFFICER APPOINTMENT

LAFAYETTE, LA – February 4, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) announced today the appointment of Edward E. Abels, Jr. as Executive Vice President – General Counsel and Corporate Secretary, effective February 1, 2014. He will be based in PetroQuest’s Corporate Headquarters in Lafayette, Louisiana. Prior to joining PetroQuest, Mr. Abels acted as General Counsel for Texas Crude Energy, LLC, was a shareholder at Greenberg Traurig, LLP in Houston, Texas and held various in-house counsel positions at Statoil Gulf of Mexico, LLC, Union Oil Company of California and KN Energy, Inc. He earned a J.D. and B.S. in Petroleum Engineering from Louisiana State University in 1993 and 1981, respectively.

Management’s Comment

“We are pleased to have Ed join our executive team. His vast legal and industry experience will be a great asset to our Company.” said Charles T. Goodson, Chairman, Chief Executive Officer and President.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the integration of the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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